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                                                                       EXHIBIT 5


                                 LAW OFFICES OF
                       PAUL, HASTINGS, JANOFSKY & WALKER
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                               SEVENTEENTH FLOOR
                             695 TOWN CENTER DRIVE
                       COSTA MESA, CALIFORNIA  92626-1924
                            TELEPHONE (714) 668-6200
                            FACSIMILE (714) 979-1921

                               November 14, 1994



Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30392

         Re:     Scientific-Atlanta, Inc.
                 Long-Term Incentive Plan
                 Registration Statement Form S-8

Gentlemen and Mesdames:

                 As counsel for Scientific-Atlanta, Inc. a Georgia corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 2,500,000 shares of the Company's common stock, par value $0.50 per share, for issuance pursuant to awards to be granted by the Company under the Company's Long-Term Incentive Plan.

                 We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 2,500,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonaccessible.

                 We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                                       Respectfully submitted,


                                  PAUL, HASTINGS, JANOFSKY & WALKER